SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

               SOVRAN SELF STORAGE, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	16-1194043 (I.R.S. Employer Identification No.)

             6467 Main Street, Buffalo, NY 14221
    (Address of principal executive offices)              (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered Preferred Stock Purchase Rights	Name of each exchange on which each class is to be registered New York Stock Exchange, Inc.

Securities to be registered pursuant to Section 12(g) of the Act:
None

Item 1.	Description of Registrant's Securities to be registered.

The description of the Registrant's securities is hereby amended to reflect the amendment of the Rights Plan, as of July 3, 2002, to provide that The Prudential Insurance Company of America, Teachers Insurance and Annuity Association of America, and GEBAM, Inc., or any affiliate or associate of them, are not "acquiring persons" under the Rights Plan: (a) as a result of securities offered under the Registrant's Registration Statement 333-97715 or as contemplated by the Securities Purchase Agreement dated as of July 3, 2002 between such persons and the Registrant; or (b) as a result of any of such persons, or their affiliates or associates, being the owner of not more than 12% of the Registrant's common shares then outstanding, provided that such ownership is not with a purpose or effect of changing or influencing control of the Registrant, or in connection with or as a participant in any transaction having that purpose or effect.

Item 2.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

	1	Articles Supplementary to the Articles of Incorporation of Registrant classifying and designating the Series A Junior Participating Cumulative Preferred Stock (previously filed).

2

Shareholder Rights Agreement, dated November 27, 1996, between Sovran Self Storage, Inc. and American Stock Transfer and Trust Company, as Rights Agent (including the form of Rights Certificate as Exhibit B) (previously filed).

	3	Amendment No. 1 to Shareholder Rights Agreement, dated as of July 3, 2002 (incorporated by reference to Exhibit 4.5 to the Registrant's Current Report on Form 8-K filed July 12, 2002).

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 4, 2002	SOVRAN SELF STORAGE, INC. By: /s/ Kenneth F. Myszka Kenneth F. Myszka President and Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description

1	Articles Supplementary to the Articles of Incorporation of Registrant classifying and designating the Series A Junior Participating Cumulative Preferred Stock (previously filed).

2

Shareholder Rights Agreement, dated November 27, 1996, between Sovran Self Storage, Inc. and American Stock Transfer and Trust Company, as Rights Agent (including the form of Rights Certificate as Exhibit B) (previously filed).

3	Amendment No. 1 to Shareholder Rights Agreement, dated as of July 3, 2002 (incorporated by reference to Exhibit 4.5 to the Registrant's Current Report on Form 8-K filed July 12, 2002).